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                                                            EXHIBIT 7.4
                                THIRD CAPITAL, LLC

                                   NINTH FLOOR
                                314 CHURCH STREET
                            NASHVILLE, TENNESSEE 37201
                                FAX: 615.255.3190
                                   615.255.3199


                     OPTION TO PURCHASE 760,000 COMMON SHARES
                                        OF
                         TIS MORTGAGE INVESTMENT COMPANY

This Agreement entered into on March 16, 1998, is executed by and between Third Capital, LLC ("Third Capital") and Turkey Vulture Fund XIII, Ltd. (the "Fund") regarding certain shares of stock the Fund owns in TIS Mortgage Investment Company ("TIS" or the "Company").

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. The Fund owns a minimum of 760,000 shares of common stock of TIS (the "Shares").

     2. The Fund hereby grants Third Capital the option to purchase the Shares at any time prior to March 31, 1999. If this option is exercised prior to August 1, 1998, the exercise price shall be equal to the greater of $2.00 per common share or the then "current market price". If this option is exercised thereafter during the option term (as defined in paragraph 7 hereof), the exercise price shall be equal to the greater of $2.25 per common share or the then "current market price". Third Capital shall notify the Fund in writing of its exercise of the option granted herein and payment for the Shares shall be due in cash or wire transfer at closing. "Current market price" shall mean the average of the last reported sale price of TIS common stock on the ten trading days prior to the exercise of the option.

     3. The Fund hereby agrees that it will not sell, gift or otherwise transfer the Shares (or any rights related thereto) so long as the option rights set forth above shall remain outstanding.

     4. The Fund hereby agrees to execute the Irrevocable Proxy attached hereto as Exhibit A, which grants Christopher L. Jarratt the right to vote the Shares for the election of Directors at the Company's next annual meeting.

     5.   Representations and Warranties of Third Capital.

          A. Organization, Power and Good Standing. Third Capital is a limited liability company duly organized, validly existing and in good standing
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under the laws of the State of Tennessee, and has all requisite power and authority to carry on its business as now conducted.

          B. Authority. Third Capital has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement; and Third Capital has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it under this Agreement. This Agreement has been duly executed and delivered by Third Capital, and constitutes the valid and binding agreement of Third Capital enforceable against Third Capital in accordance with its terms.

          C. No Violation. The execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement will not constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under: (i) any term or provision of the articles of organization or operating agreement (or other organizational documents) of Third Capital; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; (iii) any statute or law; (iv) any contract, agreement, indenture, lease or other commitment to which Third Capital is a party or by which it is bound; or (v) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

          D. Material Facts. Representatives of Third Capital have disclosed to representatives of the Fund all material facts regarding the Company, and no such disclosure contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

6.   Representations and Warranties of the Fund.

          A. Organization, Power and Good Standing. The Fund is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite power and authority to carry on its business as now conducted.

          B. Authority. The Fund has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement; and the Fund has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it under this Agreement. This Agreement has been duly executed and delivered by the Fund, and constitutes the valid and binding agreement of the Fund enforceable against the Fund in accordance with


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its terms.

          C. No Violation. The execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement will not constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under: (i) any term or provision of the articles of organization or operating agreement (or other organizational documents) of Third Capital; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; (iii) any statute or law; (iv) any contract, agreement, indenture, lease or other commitment to which Third Capital is a party or by which it is bound; or (v) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.


     7.  This agreement shall expire on the earlier of: (i) March 31, 1999, or
(ii) 120 days following the Company's next annual meeting at which a minimum of 3 directors are elected to serve on the Company's Board of Directors; provided that if by September 1, 1998, (i) Third Capital has not filed a Schedule 14A regarding the election of such directors with the Securities and Exchange Commission, (ii) Third Capital has not commenced legal proceedings to cause the Company to hold a meeting for the election of directors, or (iii) as determined by the Fund in its sole discretion, Third Capital has not taken substantial steps to require the Company to hold a meeting for the election of such directors, the term of this option shall expire automatically on September 1, 1998.

     8. The parties agree that the normal rules of construction interpreting documents against the drafter thereof shall not apply to this agreement since both parties have been represented by legal counsel with respect to the negotiation and drafting of this Agreement.

     9. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parities hereto; provided, however, that none of the rights or obligations of Third Capital may be assigned without the prior written consent of the Fund, which consent may be withheld in the Fund's sole discretion.

     10. If any provision contained in this Agreement is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions of the Agreement will not be in any way impaired.

     11. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     12.  This Agreement will be governed, construed and enforced in accordance with the internal laws of the State of Ohio, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                                   THIRD CAPITAL:

                                   Third Capital, LLC

                                   By:/s/ C.L. Jarratt, Chief Manager
                                      --------------------------------
                                      C.L. Jarratt, Chief Manager

                                   FUND:

                                   Turkey Vulture Fund XIII, Ltd.

                                   By:/s/ Richard M. Osborne
                                      -----------------------------
                                      Richard M. Osborne, Manager
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                                    EXHIBIT A

                                IRREVOCABLE PROXY


The Turkey Vulture Fund XIII, Ltd., the undersigned shareholder of TIS Mortgage Investment Company, a Maryland corporation (the "Company"), being the holder of 760,000 shares of common stock (the "Shares") of said Company, does hereby appoint, coupled with an interest, Christopher L. Jarratt of the City of Nashville, State of Tennessee, or in his absence, James G. Lewis, to be its true and lawful proxy and attorney-in-fact, with full power of substitution and revocation, for the limited purpose of voting as its proxy all of the Shares for the election of individuals to serve as directors for the Company, at any and all meetings, regular or special, of the stockholders of said Company or any adjournments thereof which may be held during the stated period or any action by written consent of shareholder in lieu of a meeting to elect individuals to serve as directors of the Company, giving and granting as its proxy all the power to the same extent and with the same effect as the undersigned would possess if personally present at any meeting of the stockholders of the Company. This irrevocable proxy shall commence on the date hereof and end on the earlier of: (i) March 31, 1999, or (ii) 120 days following the Company's next annual meeting at which a minimum of 3 directors are elected to serve on the Company's Board of Directors; provided that if by September 1, 1998, (i) Third Capital has not filed a Schedule 14A regarding the election of such directors with the Securities and Exchange Commission, (ii) Third Capital has not commenced legal proceedings to cause the Company to hold a meeting for the election of directors, or (iii) as determined by the Fund in its sole discretion, Third Capital has not taken substantial steps to require the Company to hold a meeting for the election of such directors, the term of this option shall expire automatically on September 1, 1998.

Dated:  March 16, 1998.                 Turkey Vulture Fund XIII, Ltd.

                                        By:/s/ Richard M. Osborne
                                           ---------------------------
                                           Richard M. Osborne, Manager